MAYTAG CORPORATION EYES STRONG THIRD QUARTER
                EXPECTS TO EXCEED CURRENT EARNINGS ESTIMATES


     NEWTON, IOWA--(Sept. 9, 1998)--Maytag Corporation said today it expects third quarter sales to be up as much as 20 percent from the strong third quarter of 1997, and earnings per share should surpass current third quarter expectations by financial analysts.
     According to Maytag Chairman & CEO Leonard A. Hadley, "Exceptionally strong sales of major appliances, floor care products and vending equipment drove our record first half performance, and that momentum has continued in the third quarter. We're experiencing continued success with our innovation strategy, and we're benefiting from expanded business relationships with major customers and a very favorable industry-wide selling environment.
     "Our operating income and margins remain strong because of increased sales volume and the fact that a greater percent of that volume is coming from higher priced products. Maytag's sales in the third quarter should be above the $1 billion mark for the third quarter in a row, and we expect earnings per share in the quarter to be better than the current $.70 consensus estimate of financial analysts published by First Call."
     In the third quarter of 1997, Maytag reported sales of $855.8 million; net income of $49.3 million; and diluted earnings per share of $.50.
     Hadley concluded by saying, "The strength of Maytag's financial performance this year has enabled us to increase dividends to shareowners, be more aggressive in our share repurchase program, and fund product innovation initiatives that will provide continued growth in the future."
     Maytag Corporation is a leading producer of home and commercial appliances. Its products are sold to customers throughout North America and in targeted international markets. Maytag also is the majority owner in a China joint venture with Hefei Rongshida, a leading washing machine company that is expanding into the refrigeration business.

CPI9824
Media Contact:
                                   Additional Information:
James G. Powell                         www.maytagcorp.com
Maytag Communications
515-787-8392


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